Exhibit 10.2

JOHNSON CONTROLS INTERNATIONAL PLC
2012 SHARE AND INCENTIVE PLAN (THE “PLAN”)
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Terms for Award of Performance Share Units

The Plan has been adopted to permit awards of performance share units to be made to certain key employees of the Company or any Affiliate. The Company desires to provide incentives and potential rewards for future performance by the Participant by providing the Participant with a means to acquire or to increase his/her proprietary interest in the Company's success. Due to the Participant’s announced intention to retire prior to the end of the performance period under this Award, the number of Performance Units subject to the Award has been reduced to reflect the Participant’s intended retirement date.

Definitions. Capitalized terms used in this Award Agreement have the following meanings:

(a)“Award” means this grant of Performance Units.
(b)“Award Notice” means the Award notification delivered or made available to the Participant (in either paper or electronic form).
(c)“Company” means Johnson Controls International plc, an Irish public limited company, or any successor thereto.
(d)“Fair Market Value” means, per Share on a particular date, the closing sales price on such date on the New York Stock Exchange, or if no sales of Shares occur on the date in question, on the next preceding date on which there was a sale on such market.
(e)“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Committee in its sole discretion, including but not limited to: (i) violation of any employment, non-competition, non-solicitation, confidentiality or other agreement in effect with the Company or any Affiliate, (ii) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (iii) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.
(f)“Performance Unit” or “Unit” means the right to receive one Share to the extent the Performance Goals specified in the Summary of Terms and Conditions delivered to the Participant are achieved.
(g)“Plan” means the Johnson Controls International plc 2012 Share and Incentive Plan as amended from time to time.
(h)“Retirement” means Termination of Employment (for other than Cause) on or after attainment of age fifty-five (55) and completion of five (5) years of continuous service with the Company and its Subsidiaries (including, for Participants who are Legacy Johnson Controls Employees, service with Johnson Controls, Inc. and its affiliates prior to the Merger).
(i)“Share” means an ordinary share in the capital of the Company.
(j)“Termination of Employment” means, subject to the terms of any Attachment hereto, the date of cessation of the Participant’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined by the Company.

Other capitalized terms used in this Award Agreement have the meanings given in the Plan.

The parties agree as follows:

1.Grant of Award. Subject to the terms and conditions of the Plan, a copy of which has been delivered to the Participant and made a part of this Award, and to the terms and conditions of this Award, the Company grants to the Participant an award of Performance Units on the date and with respect to the number of Units specified in the Award Notice.

Terms for Performance Share Units – 2012 Plan

2.Units Earned. At the end of the performance period indicated in the Award Notice, the number of Units earned by the Participant shall be determined, in the sole discretion of the Committee, as set forth in the Summary of Terms and Conditions delivered to the Participant.

3.Dividend Equivalent Units. Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the settlement of the Performance Units under Section 4 below will result in a credit to a bookkeeping account for the benefit of the Participant. The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Performance Units had such Shares been outstanding. For U.S. domestic Participants, the account will be converted into and settled in additional Shares issued under the Plan at the same time as the Performance Units are settled under Section 4 below; for any other Participants, the account will be paid to the Participant in cash at such time. Such account will be subject to the same terms and conditions (including Performance Goals and risk of forfeiture) as the Performance Units to which the dividends or other distributions relate.

4.Settlement of Units. Subject to any applicable deferral election under Johnson Controls International plc Senior Executive Deferred Compensation Plan (or any successor or similar deferred compensation plan for which the Participant is eligible) and to the provisions of Section 7 and Section 8 below, the Company will issue a number of Shares to the Participant equal to the number of whole Units that have been earned within 90 days following the end of the performance period (subject to a six month delay to the extent required to .

5.Alienation of Award. The Participant (or beneficiary) shall not have any right to assign, transfer, sell, pledge or otherwise encumber this Award.

6.No Voting Rights. The Participant shall not have any voting rights with respect to the number of Shares underlying the Units until such Shares have been earned and issued.

7.Termination of Employment – Risk of Forfeiture.

a.Retirement, Death or Disability. If, prior to the settlement of the Units, the Participant terminates employment from the Company and its Affiliates due to Retirement, death or Disability, in each case at a time when the Participant’s employment could not have been terminated for Cause, then the Participant shall be eligible to earn a number of Units at the end of the performance period based on actual performance. Because the total number of Units subject to this Award reflects a reduction due to the Participant’s anticipated Retirement prior to the end of the performance period, the number of Units earned based on actual performance shall not be further prorated due to the Participant’s Retirement, death or Disability prior to the end of the performance period.
b.Other Termination. If the Participant’s employment terminates for any reason not described above prior to the settlement of the Units, then this Award shall automatically be forfeited in its entirety immediately upon such termination. The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.
8.Inimical Conduct. Notwithstanding anything herein to the contrary, if the Committee determines at any time that a Participant has engaged in Inimical Conduct, whether before or after Termination of Employment, the Award shall be cancelled, regardless of vesting. In addition, the Committee or the Company may suspend any vesting, payment of cash or issuance of Shares hereunder pending the determination of whether the Participant has engaged in Inimical Conduct.

9.Change in Control. This Award will be treated in accordance with Section 5.4 of the Plan in connection with a Change in Control.

Terms for Performance Share Units – 2012 Plan

10.Withholding. The Participant agrees to remit to the Company any foreign, Federal, state and/or local taxes (including the Participant’s FICA tax obligation) required by law to be withheld with respect to the Units or the issuance of Shares under this Award. Notwithstanding anything to the contrary in this Award, if the Company or any Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in connection with the Award, then the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. The Company can withhold from cash or property, including cash or Shares under this Award, payable or issuable to the Participant, in the amount needed to satisfy any withholding obligations; provided that, to the extent Shares are withheld to satisfy taxes, the amount to be withheld may not exceed the total maximum statutory tax withholding obligations associated with the transaction. Notwithstanding the foregoing, with respect to a Participant who is a Reporting Person, if payment hereunder is to be made in the form of Shares, then any withholding obligations shall be satisfied by the Company withholding Shares otherwise issuable under this Award unless the Committee approves an alternative method by which the Participant shall pay such withholding taxes.

11.No Claim for Forfeiture. Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments. Notwithstanding anything to the contrary in this Award, in no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate, nor shall the Participant have at any time a legally binding right to compensation under this Award unless and until the Committee approves, in its discretion, the number of Units earned at the completion of the performance period. In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

12.Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

13.Securities Compliance. The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state or other country securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.

14.Successors. All obligations of the Company under this Award shall be binding on any successor to the Company. The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant and his or her heirs, executors, administrators or legal representatives.

15.Legal Compliance. The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

Terms for Performance Share Units – 2012 Plan

16.Governing Law; Arbitration. This Award, and the interpretation of this Award Agreement, shall be governed by (a) the internal laws of Ireland (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to the validity and authorization of any Shares issued under this Award, and (b) the internal laws of the State of Wisconsin (without reference to conflict of law principles thereof that would direct the application of the laws of another jurisdiction) with respect to all other matters. Any disputes regarding this Award or any other matter relating to the Participant’s employment will be subject to the arbitration provisions in Section 7.16 of the Plan.

17.Data Privacy and Sharing. As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States. The Participant specifically consents to all transfers required to be made in accordance with the relevant data protection legislation of the Participant’s home country. By acknowledging the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company's Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan. The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.
The Participant will be provided, on request, with:
•the identity and the contact details of the controller (usually the administrator and/or the Company) and, where applicable, of the controller's representative;
•that the purposes of the processing of personal data is for the grant, administration and vesting of the Award and the legal basis for the processing is that this is required for the performance of this Award Agreement and for compliance with its terms and the Award or to cover the legitimate interests of the data controller and the data processor;
•the recipients or categories of recipients of the personal data, if any;
•the controller intends to transfer personal data to a third country or international organization subject to the existence of suitable safeguards;
•the period for which the personal data will be stored, or if that is not possible, the criteria used to determine that period;
•the right to request from the controller access to and rectification of personal data.

18.Restrictive Covenants. In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement, Participant agrees to be bound by the restrictive covenants in Attachment A. For the sake of clarity, by accepting this Award, Participant agrees to be bound by such restrictive covenants even if Participant ultimately forfeits this Award or otherwise fails to receive any benefits under this Award Agreement.

19.Recoupment. This Award, and any Shares issued or cash paid pursuant to this Award, shall be subject to the Company’s Executive Compensation Incentive Recoupment Policy.

This Award, the Award Notice, the Summary of Terms and Conditions delivered to the Participant and any other documents expressly referenced in this Award contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

Failure of the Participant to affirmatively ACKNOWLEDGE or reject this Award within the sixty (60) day period following the date of grant will result in the Participant’s IMMEDIATE AND AUTOMATIC

Terms for Performance Share Units – 2012 Plan

acceptance of this Award and the terms and conditions of the Plan and this Award Agreement, including the non-competition and non-solicitation provisions contained herein.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

JOHNSON CONTROLS INTERNATIONAL PLC

/s/ John Donofrio
John Donofrio
Executive Vice President and General Counsel

Terms for Performance Share Units – 2012 Plan

Attachment A
Johnson Controls International plc
Restrictive Covenants for Award Agreements
In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant), and except as prohibited by law, the Participant agrees as follows:

1.    Non-Competition.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of one (1) year following the Participant’s Termination of Employment for any reason, or such longer period of non-competition as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company or any of its Subsidiaries (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s termination, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s termination, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s termination; or (ii) designs, develops, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced or offered for sale or sold by any of the Company’s business (1) that is located in a region in which Participant had substantial responsibilities during the twenty-four (24) month period preceding Participant’s termination, and (2) for which Participant (A) was materially involved in during the twenty-four (24) month period preceding Participant’s termination, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Participant’s termination.

2.    Non-Solicitation of Customers.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another (i) solicit, aid or induce any customer of the Company or any of its Subsidiaries that Participant was responsible for, including supervised, managed or directed by Participant, to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and with which Participant had contact, participated in the contact, or about which Participant had knowledge of Confidential Information by reason of Participant’s relationship with the Company within the twenty-four (24) month period preceding Participant’s termination if that sale or service would be located in a region with respect to which the Participant had substantial responsibilities while employed by the Company or its Subsidiaries.

3.    Non-Solicitation of Employees.    Participant agrees that during his or her employment with the Company or its Subsidiaries, and for the period of two (2) years following the Participant’s Termination of Employment for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Participant and the Company or its Subsidiaries or Affiliates, the Participant will not, directly or indirectly, on his or her own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company or any of its Subsidiaries (a) with whom Participant has had material contact with during the twelve (12) months period preceding Participant’s termination and who had access to Confidential Information, trade secrets or customer relationships; or (b) who were directly managed by or reported to Participant as of the date of Participant’s termination to leave their employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its

Terms for Performance Share Units – 2012 Plan

Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

4.    Confidentiality.    In consideration for the Participant’s opportunity to earn the benefits provided in this Award Agreement (regardless of whether benefits under this Award Agreement are actually realized by the Participant) and for the Company’s and its Subsidiaries’ promise to provide Participant with confidential and competitively sensitive information from time to time concerning, among other things, the Company and its Subsidiaries strategies, objectives, performance and business prospects, the Participant agrees that during his or her employment with the Company or its Subsidiaries, and until such time thereafter as the Confidential Information is no longer confidential through no fault of the Participant, the Participant shall not use or disclose any Confidential Information except for the benefit of the Company or its Subsidiaries in the course of the Participant’s employment, and shall not use or disclose any Confidential Information in competition with or to the detriment of the Company or its Subsidiaries, or for the benefit of the Participant or anyone else other than the Company or its Subsidiaries. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from reporting or otherwise disclosing possible violations of state, local or federal law or regulation to any governmental agency or entity, or making other disclosures that, in each case, are protected under whistleblower provisions of local, state or federal law or regulation. Nothing in this Agreement is intended to discourage or restrict Employee from reporting any theft of trade secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

“Confidential Information” means any information that is not generally known outside the Company and its Subsidiaries, relating to any phase of business of the Company or any Subsidiary, whether existing or foreseeable, including information conceived, discovered or developed by the Participant. Confidential Information includes, but is not limited to: project files, product designs, drawings, sketches and processes; production characteristics; testing procedures and results thereof; manufacturing methods, processes, techniques and test results; plant layouts, tooling, engineering evaluations and reports; business plans, financial statements and projections; operating forms (including contracts) and procedures; payroll and personnel records; non-public marketing materials, plans and proposals; customer lists and information, and target lists for new clients and information relating to potential clients; software codes and computer programs; training manuals; policy and procedure manuals; raw materials sources, price and cost information; administrative techniques and documents; and any information received by the Company under an obligation of confidentiality to a third party.

5.Non-Disparagement.    Each of the Participant and the Company and its Subsidiaries (for purposes hereof, the Company and its Subsidiaries shall mean only the officers and directors thereof and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the Company or its Subsidiaries, their respective Subsidiaries, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to the limitations in this paragraph.

6.Remedies.    Irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Award, including the covenants of non-competition and non-solicitation. Therefore, in the event of a breach of such

Terms for Performance Share Units – 2012 Plan

covenants and commitments, in the sole discretion of the Company, any of the Participant’s unvested Performance Units shall be immediately rescinded and the Participant will forfeit any rights he or she has with respect thereto. Furthermore, by acknowledging this Award, and not declining the Award, in the event of such a breach, upon demand by the Company, the Participant hereby agrees and promises immediately to deliver to the Company the number of Shares (or, in the discretion of the Company, the cash value of said Shares) the Participant received for Performance Units that vested or were delivered at any time from and after the earlier of (i) the date of the breach or (ii) six months prior to the Participant’s termination of employment.  In the event the Shares subject to repayment are, at the time of the Company’s demand, allocated to a deferred compensation plan, the Company may forfeit such Shares and the Participant will forfeit any rights he or she has with respect thereto.  In addition, the Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant further acknowledges and confirms that the terms of this Attachment, including but not limited to the time and geographic restrictions, are reasonable, fair, just and enforceable by a court.

Terms for Performance Share Units – 2012 Plan